                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                         Virus Research Institute, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    927920108
                          ----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement|X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 16 Pages

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 2 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HealthCare Ventures II, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                1,324,975
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              1,324,975
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,324,975
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       15%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 3 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HealthCare Partners II, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                1,324,975
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              1,324,975
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,324,975
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       15%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 4 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                1,174,575
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              1,174,575
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,174,575
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 5 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                1,174,575
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              1,174,575
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,174,575
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.3%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 6 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                344,928
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              344,928
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       344,928
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 7 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                344,928
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              344,928
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       344,928
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 8 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                2,844,478
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              2,844,478
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,844,478
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       32.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 9 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harold R. Werner
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                2,844,478
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              2,844,478
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,844,478
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       32.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 10 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       William Crouse
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                2,844,478
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              2,844,478
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,844,478
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       32.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                     --------------------
 CUSIP No. 927920108                   13G                  Page 11 of 16 Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John W. Littlechild
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) |_|
                                                                 (b) |_|
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
     NUMBER OF                SOLE VOTING POWER

       SHARES          5
                     -----------------------------------------------------------

    BENEFICIALLY       6      SHARED VOTING POWER

      OWNED BY                2,844,478
                     -----------------------------------------------------------
        EACH
                       7      SOLE DISPOSITIVE POWER
     REPORTING
                     -----------------------------------------------------------
    PERSON WITH        8      SHARED DISPOSITIVE POWER

                              2,844,478
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,844,478
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             |_|

--------------------------------------------------------------------------------
  11   PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

       32.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer:

                  Virus Research Institute, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  61 Moulton Street
                  Cambridge, Massachusetts 02138

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.1

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner and Crouse is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.001 ("Shares").

--------
         1 Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of each of HCP II, HCP III and HCP IV, which are the general partner of each of HCV II, HCV III and HCV IV, respectively the record holder of Issuer's securities.

         (e)      CUSIP Number:

                  927920108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1996: HCV II and HCP II beneficially owned 1,324,975 Shares of Issuer's Common Stock; HCV III and HCP III beneficially owned 1,174,575 Shares of Issuer's Securities, consisting of 1,131,595 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 42,980 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 344,928 Shares of Issuer's Securities, consisting of 332,306 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 12,622 Shares of Issuer's Common Stock; and Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 2,844,478 Shares of Issuer's Securities, consisting of 2,788,876 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 55,602 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1996: the 1,131,595 Shares of Issuer's Securities beneficially owned by HCV II and HCP II constitute 15% of Issuer's Shares outstanding; the 1,174,575 Shares of Issuer's Securities beneficially owned by HCV III and HCP III constitute 13.3% of the Issuer's Shares outstanding; the 344,928 Shares of Issuer's Securities beneficially owned by HCV IV and HCP IV consisted 4.0% of Issuer's Shares outstanding and the 2,844,478 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 32.1% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Inapplicable

                  (ii) shared power to vote or to direct the vote: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those shares owned by HCV IV.

                  (iii) sole power to dispose or to direct the disposition of:

                           Inapplicable

                  (iv) shared power to dispose of or to direct the disposition of: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those shares owned by HCV IV.

Item 5.           Ownership of Five Percent or less of a Class:

                  Inapplicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  Inapplicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997                        HealthCare Ventures II, L.P.,
             Edison, New Jersey                  by its General Partner, HealthCare Partners II, L.P.

                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Partners II, L.P.
             Edison, New Jersey
                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Ventures III, L.P.,
             Edison, New Jersey                  by its General Partner, HealthCare Partners III, L.P.

                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Partners III, L.P.
             Edison, New Jersey
                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                         Administrative Partner

Dated:  February 13, 1997                        HealthCare Ventures IV, L.P.,
             Edison, New Jersey                  by its General Partner, HealthCare Partners IV, L.P.

                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Partners IV, L.P.
             Edison, New Jersey
                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
              Edison, New Jersey                         James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
             Edison, New Jersey                           Harold R. Werner

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
             Cambridge, Massachusetts                     John W. Littlechild

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
             Edison, New Jersey                           William Crouse

                                                                   Page 16 of 16
                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Virus Research Institute, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 13, 1997                        HealthCare Ventures II, L.P.,
             Edison, New Jersey                  by its General Partner, HealthCare Partners II, L.P.

                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Partners II, L.P.
             Edison, New Jersey
                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                           Administrative Partner

Dated:  February 13, 1997                        HealthCare Ventures III, L.P.,
             Edison, New Jersey                  by its General Partner, HealthCare Partners III, L.P.

                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Partners III, L.P.
             Edison, New Jersey
                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Ventures IV, L.P.,
             Edison, New Jersey                  by its General Partner, HealthCare Partners IV, L.P.

                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        HealthCare Partners IV, L.P.
             Edison, New Jersey
                                                 By:    /s/ Jeffrey Steinberg
                                                        --------------------------------
                                                          Administrative Partner

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
              Edison, New Jersey                         James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
             Edison, New Jersey                           Harold R. Werner

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
             Cambridge, Massachusetts                     John W. Littlechild

Dated:  February 13, 1997                        By:    /s/ Jeffrey Steinberg as Attorney-in-Fact
                                                        --------------------------------
             Edison, New Jersey                           William Crouse
